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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HOSPIRA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-0504497 (I.R.S. Employer Identification No.)
275 N. Field Drive Lake Forest, Illinois 60045 (Address of Principal Executive Offices)
Hospira 401(k) Retirement Savings Plan Hospira Ashland Union 401(k) Plan and Trust (Full Title of the Plans)
Brian J. Smith Hospira, Inc. Dept. NLEG 275 North Field Drive Lake Forest, Illinois 60045-5045 (Name and address of agent for service)
Telephone number, including area code, of agent for service: (224) 212-2000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Common Stock, $0.01 par value and associated Preferred Stock Purchase Rights	19,725,075	$30.01	$591,949,500	$75,000

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein. This Registration Statement also pertains to rights to purchase shares of Series A Junior Participating Preferred Stock of Hospira, Inc. (the "Rights"). Until the occurrence of certain prescribed events, the Rights are not exercisable and one Right will accompany each share of Common Stock being registered hereby.

(2)
The number of shares of Common Stock being registered hereby shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the anti-dilution provisions of the employee benefit plans described herein.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act. The proposed maximum aggregate offering and amount of registration fee are calculated on the basis of the average of the high and low sale prices of the Common Stock on the New York Stock Exchange on October 25, 2004.

PART II

INFORMATION REQUIRED IN
THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents previously filed by Hospira, Inc. ("Hospira") with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended are incorporated by reference herein and shall be deemed to be a part hereof:

  (a)
  the Registration Statement on Form 10, as amended (File No. 1-31946);

  (b)
  Hospira's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004;

  (c)
  Hospira's Current Reports on Form 8-K filed on June 9, 2004 and August 27, 2004; and

  (d)
  the description of Hospira's Common Stock and Rights contained in the Registration Statement on Form 10, as amended (File No. 1-31946).

        All documents subsequently filed by Hospira, the Hospira 401(k) Retirement Savings Plan and the Hospira Ashland Union 401(k) Plan and Trust pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superceded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any subsequently filed document which is incorporated or deemed to be incorporated by reference into this registration statement, modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

        Not applicable.

Item 5.    Interests of Named Experts and Counsel.

        Brian J. Smith, Esq., Senior Vice President, Secretary and General Counsel of Hospira, whose opinion is included herewith as Exhibit 5, beneficially owned as of October 18, 2004, approximately 7,822 shares of Common Stock of Hospira (this amount includes approximately 2,412 shares held for the benefit of Mr. Smith in the Hospira 401(k) Retirement Savings Trust pursuant to the Hospira 401(k) Retirement Savings Plan) and held options to acquire 80,000 shares of Common Stock, none of which is currently exercisable.

Item 6.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any current or former director, officer or employee or agent against expenses, judgments, fines and amounts paid in settlement in connection with civil, criminal, administrative or investigative actions or proceedings, other than a derivative action by or in the right of the corporation, if the director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses incurred in connection with the defense or settlement of the actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

        Hospira's bylaws provide that each person who was or is made or is threatened to be made a party to any action or proceeding by reason of the fact that the person, or a person of whom the person is the legal representative, is or was a director or officer of Hospira or is or was serving at Hospira's request as a director or executive officer of another corporation or of a partnership, joint venture, trust or other enterprise will be indemnified and held harmless by Hospira to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the certificate, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Hospira's certificate of incorporation also specifically authorizes Hospira to maintain insurance and to grant similar indemnification rights to its employees or agents.

        Hospira has provided, consistent with the Delaware General Corporation Law, in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to the corporation or its stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  payments of unlawful dividends or unlawful stock repurchases or redemptions; or

  •
  any transaction from which the director derived an improper personal benefit.

        Neither the amendment nor repeal of the provision will eliminate or reduce the effect of the provision in respect of any matter occurring, or any cause of action, suit or claim that, but for this provision, would accrue or arise prior to the amendment or repeal.

Item 7.    Exemption from Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

(a)
Reference is made to the Exhibit Index which is incorporated herein by reference.

(b)
Neither an opinion of counsel concerning the plans' compliance with the requirements of ERISA nor an Internal Revenue Service ("IRS") determination letter is furnished because Hospira undertakes that it will submit, or has submitted, the Hospira 401(k) Retirement Savings Plan and the Hospira Ashland Union 401(k) Plan and Trust to the IRS in a timely manner and has made or will make all changes required by the IRS to qualify the plans.

Item 9.    Undertakings.

(a)
The undersigned Registrant hereby undertakes:

1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  2.
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3.
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)
The undersigned registrant hereby undertakes to submit, or cause to be submitted, the Hospira 401(k) Retirement Savings Plan and Hospira Ashland Union 401(k) Plan and Trust and any amendments thereto to the Internal Revenue Service in a timely manner and will make changes required by the IRS in order to qualify the plans under Section 401 of the Internal Revenue Code.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lake Forest, State of Illinois, on October 29, 2004.

HOSPIRA, INC.
By:	/s/ CHRISTOPHER B. BEGLEY Christopher B. Begley Chief Executive Officer

        Each person whose signature appears below constitutes and appoints Christopher B. Begley and Brian J. Smith, Esq., and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 29, 2004.

Signature	Title

/s/ CHRISTOPHER B. BEGLEY Christopher B. Begley	Chief Executive Officer and Director
/s/ TERRENCE C. KEARNEY Terrence C. Kearney	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)
/s/ VALENTINE YIEN Valentine Yien	Corporate Vice President and Controller (Principal Accounting Officer)
/s/ DAVID A. JONES David A. Jones	Chairman of the Board of Directors
/s/ JOEL T. ALLISON Joel T. Allison	Director
/s/ IRVING W. BAILEY, II Irving W. Bailey, II	Director
/s/ CONNIE R. CURRAN Connie R. Curran, RN, Ed.D.	Director
/s/ JACQUE J. SOKOLOV Jacque J. Sokolov, M.D.	Director
/s/ JOHN C. STALEY John C. Staley	Director
/s/ WILLIAM L. WEISS William L. Weiss	Director

        Pursuant to the requirements of the Securities Act of 1933, the Hospira 401(K) Retirement Savings Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lake Forest, State of Illinois, on October 29, 2004.

HOSPIRA 401(k) RETIREMENT SAVINGS PLAN
By:	/s/ HENRY A. WEISHAAR Henry A. Weishaar, Plan Administrator

        Pursuant to the requirements of the Securities Act of 1933, the Hospira Ashland Union 401(K) Plan and Trust has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Lake Forest, State of Illinois, on October 29, 2004.

HOSPIRA ASHLAND UNION 401(K) PLAN AND TRUST
By:	/s/ GAIL DENHAM Gail Denham, Plan Administrator

INDEX TO EXHIBITS

Exhibit Number	Description of Document
4.1	The Hospira 401(k) Retirement Savings Plan.
4.2	The Hospira 401(k) Retirement Savings Trust (incorporated by reference to Exhibit 4.5) to the registrant's Registration Statement on Form S-8, File No. 115058).
4.3	Hospira Ashland Union 401(k) Savings Plan and Trust (incorporated by reference to Exhibit 4.6) to the registrant's Registration Statement on Form S-8, File No. 115058).
5	Opinion of Brian J. Smith.
23.1	The consent of counsel, Brian J. Smith, is included in the opinion filed as Exhibit 5.
23.2	Consent of Ernst & Young LLP.
24	Power of Attorney is included on the signature page.

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
INDEX TO EXHIBITS